EXHIBIT 99.1

NEWS RELEASE	May 7, 2025

FSI Announces ten cent special dividend

TABER, ALBERTA, May 7, 2025 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE-AMERICAN: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. In addition, FSI is increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces a ten-cent special dividend.

The dividend will be paid May 28th to shareholders of record on May 19th

Mr. Dan O’Brien, CEO, states, “We are pleased that our current financial condition and expectations of continued profitability allows us to dividend profits to shareholders at this time. However, this is a special dividend; not a regular dividend.” Mr. O’Brien continues, “The FSI Board and management will continue to monitor retained earnings and capital needs in order to execute the goals of growing the Company and declaring dividends when appropriate.”

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. In 2022, the Company entered the food and nutrition markets by obtaining FDA and SQF food grade approval for the Peru IL plant. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800.661.3560

Fax: 403.223.2905

Email: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com

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